Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS ITS FISCAL 2022

SECOND QUARTER AND SIX-MONTH FINANCIAL RESULTS

YTD Highlights

•	Net sales of $280.2 million, up $80.2 million or 40.1% - 1st half of Fiscal 2022 vs. 1st half of Fiscal 2021.
•	Adjusted EBITDA of $14.6 million, up $3.9 million - 1st half of Fiscal 2022 vs. 1st half of Fiscal 2021.
•	Shipments of new rear-seat entertainment solutions with Amazon Fire TV to Stellantis and Nissan began, with Ford scheduled to start in Q4 of Fiscal 2022.
•	New distribution agreement with GalvanEyes approved by shareholders in August 2021.
•	Acquisition of Onkyo’s Home Entertainment A/V business completed in September 2021.

ORLANDO, FL. – October 12, 2021 — VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced its financial results for its Fiscal 2022 second quarter and six-months ended August 31, 2021.

Commenting on the Company’s Fiscal 2022 results year-to-date and continued business momentum, Pat Lavelle, President and Chief Executive Officer stated, “The VOXX team has done a good job navigating through what we believe was the worst of the supply chain shortfalls and we have the inventory on hand or in transit, to deliver for our customers. Excluding professional fees related to transactions which are now complete, our operations performed slightly better than the first half of Fiscal 2021, with Adjusted EBITDA up $3.9 million. We expect growth will continue in the second half of the year and to be up approximately 15% for the full fiscal year. We also expect good bottom-line performance, with extra investments in R&D to support new automotive OEM programs and future EyeLock business.”

Lavelle continued, “While the industry still faces supply chain constraints, I believe we have taken the right steps to offset the higher costs of doing business, providing us with more flexibility. New automotive OEM awards received and with more expected, expanded distribution within our Premium Audio group and the added contributions from our acquisition of Onkyo’s home entertainment A/V business, and our new distribution agreement with GalvanEyes for EyeLock’s biometrics products, all provide avenues for strong growth and improved bottom-line performance in the years ahead.”

Fiscal 2022 and Fiscal 2021 Second Quarter Comparisons

Net sales in the Fiscal 2022 second quarter ended August 31, 2021, were $143.1 million as compared to net sales of $128.0 million in the Fiscal 2021 second quarter ended August 31, 2020, an increase of $15.1 million or 11.8%.

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Automotive Electronics segment net sales in the Fiscal 2022 second quarter were $45.8 million as compared to $32.6 million in the comparable year-ago period, an increase of $13.1 million or 40.2%. For the same comparable periods, OEM product sales were $16.4 million as compared to $10.7 million, an increase of $5.7 million or 53.1%. Aftermarket product sales for the Fiscal 2022 second quarter were $29.4 million as compared to $21.9 million, an increase of $7.4 million or 33.9%. Driving the year-over-year improvements were higher sales from the Company’s DEI subsidiary, which was formed pursuant to our July 2020 acquisition, higher OEM sales for rear-seat entertainment solutions with Amazon’s Fire TV, and an increase in sales for automotive safety and security products, among other factors.

VOXX International Corporation Reports its Fiscal 2022 Second Quarter and Six-Month Financial Results

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Consumer Electronics segment net sales in the Fiscal 2022 second quarter were $97.0 million as compared to $95.0 million in the comparable year-ago period, an increase of $2.0 million or 2.1%. For the same comparable periods, Premium Audio product sales were $76.1 million as compared to $69.3 million, an increase of $6.9 million or 9.9%. Driving the year-over-year improvements were higher sales from the Company’s 11 Trading Company LLC subsidiary (“11TC”), higher sales of premium wireless speakers and wireless computer speakers, and an increase in sales within Europe. Other Consumer Electronics (“CE”) product sales of $20.8 million and $25.7 million, declined by $4.9 million or 19.0% when comparing the Fiscal 2022 and Fiscal 2021 second quarter periods. The CE product sales declines were driven primarily by higher sales in Fiscal 2021 brought about by the COVID-19 environment as more people were working from home, as well as industrywide supply chain constraints.

•	Biometrics segment net sales in the Fiscal 2022 and Fiscal 2021 second quarters were approximately $0.3 million, relatively flat for the comparable periods.

The gross margin in the Fiscal 2022 second quarter was 26.0% as compared to 29.7% in the Fiscal 2021 second quarter, a decline of 370 basis points, or a $0.9 million decline in gross profit. The year-over-year decline in gross margin was primarily driven by global, industry-wide supply chain constraints.

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Automotive Electronics segment gross margin of 23.9% as compared to 20.6%, up 330 basis points. The year-over-year improvement was primarily related to sales of aftermarket products from the Company’s DEI subsidiary and higher sales of OEM security and remote start products. Offsetting factors include the higher costs of materials and shipping, as well as start-up production costs related to new OEM rear-seat entertainment programs.

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Consumer Electronics segment gross margin of 26.9% as compared to 32.9%, down 600 basis points. The primary driver for the year-over-year declines were significant increases in container costs and surcharges, and sales of certain products through new distribution channels, the latter of which, positively impacted revenue and gross profit dollars, but led to lower gross margin. Sales of premium headphones and products sold through 11TC positively contributed to gross margin, and in Europe, gross margins improved primarily due to product mix.

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Biometrics segment gross margins of 30.4% as compared to 0.4%. The year-over-year improvement was primarily driven by price reductions in the Fiscal 2021 second quarter as new products were introduced to market.

Total operating expenses in the Fiscal 2022 second quarter were $39.9 million as compared to $29.6 million in the comparable Fiscal 2021 period, an increase of $10.4 million.

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Selling expenses increased by $2.6 million when comparing the periods ended August 31, 2021, and August 31, 2020. This was primarily due to a $1.5 million increase in salary expenses and related payroll taxes due to the absence of COVID-19 related furloughs and salary and bonus reductions, and higher headcount related to the newly formed subsidiaries. Higher commissions as a result of an increase in net sales, as well as higher advertising expenses, digital payment fees and travel expenses comprised the majority of the remainder of the increase.

VOXX International Corporation Reports its Fiscal 2022 Second Quarter and Six-Month Financial Results

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General and administrative expenses increased by $2.5 million when comparing the periods ended August 31, 2021, and August 31, 2020. Higher salary and office expenses related to COVID-19 comprised $1.4 million of the year-over-year increase. The remainder was primarily related to higher professional fees, which increased by approximately $0.9 million for the comparable periods.

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Engineering and technical support expenses increased by $3.1 million when comparing the periods ended August 31, 2021 and August 31, 2020. The year-over-year increase was due to higher labor and related payroll taxes associated with the DEI subsidiary, research and development expenses to support a new automotive OEM program, product certification costs, the absence of companywide furloughs related to the COVID-19 environment, and reimbursements of engineering expenses in prior periods.

The Company reported an operating loss in the Fiscal 2022 second quarter of $2.7 million as compared to operating income of $8.5 million in the Fiscal 2021 second quarter.

Total other income, net, for the three-months ended August 31, 2021, was $1.8 million as compared to total other income, net, of $0.6 million for the three-months ended August 31, 2020. The primary drivers were a decline of $0.4 million in interest and bank charges, a $0.2 million improvement in equity in income of equity investees, which relates to higher sales and net income from the Company’s 50% non-controlling interest in ASA Electronics, LLC (“ASA”), and a $0.6 million increase in other, net for the comparable periods, which relates to net foreign currency gains or losses, interest income, rental income, and other miscellaneous income and expense.

Net income attributable to VOXX International Corporation in the Fiscal 2022 second quarter was $0.3 million as compared to net income attributable to VOXX International Corporation of $7.3 million in the comparable Fiscal 2021 period. The Company reported basic and diluted net income per share attributable to VOXX International Corporation of $0.01 in the Fiscal 2022 second quarter as compared to basic and diluted net income per common share attributable to VOXX International Corporation of $0.30 in the comparable Fiscal 2021 period.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in the Fiscal 2022 second quarter was $3.2 million as compared to EBITDA in the Fiscal 2021 second quarter of $13.5 million. Adjusted EBITDA in the Fiscal 2022 second quarter was $6.4 million as compared to Adjusted EBITDA in the Fiscal 2021 second quarter of $14.0 million.

Fiscal 2022 and Fiscal 2021 Six-Month Comparisons

Net sales in the Fiscal 2022 six-month period ended August 31, 2021, were $280.2 million as compared to net sales of $200.0 million in the Fiscal 2021 six-month period ended August 31, 2020, up $80.2 million or 40.1%.

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Automotive Electronics segment net sales in the Fiscal 2022 six-month period were $88.4 million as compared to $49.9 million in the comparable year-ago period, an increase of $38.5 million or 77.2%. For the same comparable periods, OEM product sales were $31.3 million as compared to $18.4 million, an increase of $12.9 million or 70.5%, and aftermarket product sales were $57.1 million as compared to $31.5 million, an increase of $25.6 million or 81.1%.

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Consumer Electronics segment net sales in the Fiscal 2022 six-month period were $191.1 million as compared to $149.5 million in the comparable Fiscal 2021 six-month period, an increase of $41.6 million or 27.8%. For the same comparable periods, Premium Audio product sales were $147.7 million as compared to $103.8 million, an increase of $43.9 million or 42.3%, and Other Consumer Electronics

VOXX International Corporation Reports its Fiscal 2022 Second Quarter and Six-Month Financial Results

product sales declined were $43.3 million as compared to $45.7 million, a decline of $2.3 million or 5.1%.

•	Biometrics segment net sales in the Fiscal 2022 six-month period were $0.5 million as compared to $0.4 million in the comparable Fiscal 2021 six-month period, an increase of $0.1 million or 27.2%.

The gross margin in the Fiscal 2022 six-month period was 26.4% as compared to 29.0% in the Fiscal 2021 six-month period, a decline of 260 basis points, and a $15.8 million improvement in gross profit.

•	Automotive Electronics segment gross margin of 25.4% as compared to 19.6%, up 580 basis points.
•	Consumer Electronics segment gross margin of 26.7% as compared to 32.1%, down 540 basis points.
•	Biometrics segment gross margins of 25.5% as compared to negative gross margin of -6.1%.

Total operating expenses in the Fiscal 2022 six-month period were $77.0 million as compared to $57.6 million in the comparable Fiscal 2021 six-month period, an increase of $19.4 million. Within this and for the same six-month periods ended August 31, 2021 and August 31, 2020:

•	Selling expenses increased by $5.5 million.
•	General and administrative expenses increased by $6.3 million.
•	Engineering and technical support expenses increased by $4.9 million.
•	Acquisition costs increased by $2.7 million.

The Company reported an operating loss in the Fiscal 2022 six-month period of $3.1 million as compared to operating income of $0.4 million in the comparable Fiscal 2021 six-month period.

Total other income, net, for the six-month period ended August 31, 2021, was $4.5 million as compared to total other income, net, of $1.4 million for the six-month period ended August 31, 2020, an improvement of $3.1 million. Within this and for the same six-month periods ended August 31, 2020 and August 31, 2021:

•	Interest and bank charges declined by $0.7 million.
•	Equity in income of equity investee increased by $2.0 million.
•	Other, net increased by $0.4 million.

Net income attributable to VOXX International Corporation in the Fiscal 2022 six-month period was $3.0 million as compared to a net loss attributable to VOXX International Corporation of $0.9 million in the comparable Fiscal 2021 period. The Company reported basic and diluted net income per share attributable to VOXX International Corporation of $0.12 in the Fiscal 2022 six-month period as compared to a basic and diluted net loss per common share attributable to VOXX International Corporation of $0.04 in the comparable Fiscal 2021 period.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in the Fiscal 2022 six-month period was $9.6 million as compared to EBITDA in the Fiscal 2021 six-month period of $10.2 million. Adjusted EBITDA in the Fiscal 2022 six-month period was $14.6 million as compared to Adjusted EBITDA in the Fiscal 2021 six-month period of $10.7 million.

Balance Sheet Update

As of August 31, 2021, the Company had cash and cash equivalents of $41.1 million as compared to $36.7 million as of May 31, 2021 and $59.4 million as of February 28, 2021. Total debt as of August 31, 2021, was $7.7 million as compared to $7.0 million as of May 31, 2021 and $7.1 million as of February 28, 2021. The increase in total debt is related to a Euro asset-based lending credit facility related to VOXX Germany. Total long-term debt, net of debt

VOXX International Corporation Reports its Fiscal 2022 Second Quarter and Six-Month Financial Results

issuance costs as of August 31, 2021 was $5.2 million as compared to $5.3 million as of May 31, 2021 and $6.0 million as of February 28, 2021.

Conference Call Information

VOXX International Corporation will be hosting its conference call and webcast on Wednesday, October 13, 2021, at 10:00 a.m. Eastern. Interested parties can participate by visiting www.voxxintl.com and clicking on the webcast in the Investor Relations section or via teleconference using the information below.

•	Toll-free number: 877-303-9079 / International number: 970-315-0461 / Conference ID: 1156805

A webcast and teleconference replay will be available approximately one hour after the completion of the call.

Replay Information

•	Replay number: 855-859-2056 / International replay number: 404-537-3406 / Conference ID: 1156805

Non-GAAP Measures

EBITDA and Adjusted EBITDA are not financial measures recognized by GAAP. EBITDA represents net income (loss) attributable to VOXX International Corporation, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, acquisition costs, certain non-routine legal and professional fees, and life insurance proceeds. Depreciation, amortization, and stock-based compensation are non-cash items.

We present EBITDA and Adjusted EBITDA in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA helps us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA and Adjusted EBITDA should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company's annual report on Form 10-K for the fiscal year ended February 28, 2021, and other filings made by the Company from time to time with the SEC.

The factors described in such SEC filings include, without limitation: the impact of the COVID-19 outbreak on the Company's results of operations, the Company's ability to realize the anticipated results of its business realignment; cybersecurity risks;

VOXX International Corporation Reports its Fiscal 2022 Second Quarter and Six-Month Financial Results

risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. The Company assumes no obligation and does not intend to update these forward-looking statements.

Investor Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Email: gwiener@GWCco.com

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VOXX International Corporation and Subsidiaries Consolidated Balance Sheets

(In thousands, except share and per share data)

	August 31, 2021	February 28, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,051	$59,404
Accounts receivable, net	90,346	106,165
Inventory	145,711	130,793
Receivables from vendors	362	277
Due from Onkyo	8,390	—
Prepaid expenses and other current assets	24,149	22,266
Income tax receivable	435	434
Total current assets	310,444	319,339
Investment securities	1,544	1,777
Equity investment	22,457	23,267
Property, plant and equipment, net	51,022	52,026
Operating lease, right of use asset	4,309	4,572
Goodwill	56,958	58,311
Intangible assets, net	87,192	90,104
Deferred income tax assets	98	99
Other assets	798	1,323
Total assets	$534,822	$550,818
Liabilities, Redeemable Equity, and Stockholders' Equity
Current liabilities:
Accounts payable	$58,006	$61,826
Accrued expenses and other current liabilities	47,742	53,392
Income taxes payable	1,390	1,587
Accrued sales incentives	21,648	25,313
Contract liabilities, current	3,698	4,178
Current portion of long-term debt	1,328	500
Total current liabilities	133,812	146,796
Long-term debt, net of debt issuance costs	5,192	5,962
Finance lease liabilities, less current portion	155	302
Operating lease liabilities, less current portion	3,327	3,582
Deferred compensation	1,544	1,777
Deferred income tax liabilities	6,910	6,645
Other tax liabilities	1,007	1,170
Other long-term liabilities	4,701	5,255
Total liabilities	156,648	171,489
Commitments and contingencies
Redeemable equity	3,345	3,260
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,476,847 and 24,416,194 shares issued and 21,614,629 and 21,666,976 shares outstanding at August 31, 2021 and February 28, 2021, respectively	245	245
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at both August 31, 2021 and February 28, 2021	22	22
Paid-in capital	300,019	300,402
Retained earnings	151,933	148,906
Accumulated other comprehensive loss	(15,634)	(14,977)
Less: Treasury stock, at cost, 2,862,218 and 2,749,218 shares of Class A Common Stock at August 31, 2021 and February 28, 2021, respectively	(25,138)	(23,918)
Less: Redeemable equity	(3,345)	(3,260)
Total VOXX International Corporation stockholders' equity	408,102	407,420
Non-controlling interest	(33,273)	(31,351)
Total stockholders' equity	374,829	376,069
Total liabilities, redeemable equity, and stockholders' equity	$534,822	$550,818

VOXX International Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations and Comprehensive (Loss) Income

(In thousands, except share and per share data)

	Three months ended August 31,		Six months ended August 31,
	2021	2020	2021	2020
Net sales	$143,109	$128,032	$280,169	$200,019
Cost of sales	105,923	89,956	206,288	141,968
Gross profit	37,186	38,076	73,881	58,051
Operating expenses:
Selling	11,838	9,233	23,305	17,801
General and administrative	17,884	15,424	36,560	30,294
Engineering and technical support	7,886	4,781	14,118	9,266
Acquisition costs	2,316	121	2,992	246
Total operating expenses	39,924	29,559	76,975	57,607
Operating (loss) income	(2,738)	8,517	(3,094)	444
Other (expense) income:
Interest and bank charges	(582)	(1,010)	(1,110)	(1,809)
Equity in income of equity investee	2,035	1,883	4,758	2,745
Other, net	376	(226)	818	460
Total other income, net	1,829	647	4,466	1,396
(Loss) income before income taxes	(909)	9,164	1,372	1,840
Income tax (benefit) expense	(217)	2,609	267	4,390
Net (loss) income	(692)	6,555	1,105	(2,550)
Less: net loss attributable to non-controlling interest	(1,003)	(785)	(1,922)	(1,618)
Net income (loss) attributable to VOXX International Corporation	$311	$7,340	$3,027	$(932)
Other comprehensive income (loss):
Foreign currency translation adjustments	(1,334)	3,025	(962)	3,529
Derivatives designated for hedging	163	(294)	282	(471)
Pension plan adjustments	22	(65)	23	(79)
Other comprehensive (loss) income, net of tax	(1,149)	2,666	(657)	2,979
Comprehensive (loss) income attributable to VOXX International Corporation	$(838)	$10,006	$2,370	$2,047
Income (loss) per share - basic: Attributable to VOXX International Corporation	$0.01	$0.30	$0.12	$(0.04)
Income (loss) per share - diluted: Attributable to VOXX International Corporation	$0.01	$0.30	$0.12	$(0.04)
Weighted-average common shares outstanding (basic)	24,281,220	24,224,478	24,273,731	24,223,935
Weighted-average common shares outstanding (diluted)	24,855,307	24,552,064	24,890,641	24,223,935

Reconciliation of GAAP Net Income Attributable to

VOXX International Corporation to EBITDA and Adjusted EBITDA

	Three months ended August 31,		Six months ended August 31,
	2021	2020	2021	2020
Net income (loss) attributable to VOXX International Corporation	$311	$7,340	$3,027	$(932)
Adjustments:
Interest expense and bank charges (1)	420	867	792	1,528
Depreciation and amortization (1)	2,735	2,715	5,513	5,224
Income tax (benefit) expense	(217)	2,609	267	4,390
EBITDA	3,249	13,531	9,599	10,210
Stock-based compensation	237	335	473	686
Acquisition costs	2,316	121	2,992	246
Professional fees related to distribution agreement with GalvanEyes LLC	—	—	325	—
Non-routine legal fees	548	—	1,234	—
Life insurance proceeds	—	24	—	(420)
Adjusted EBITDA	$6,350	$14,011	$14,623	$10,722

For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, as well as depreciation and amortization, have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC.